Exhibit (10)-28
AMENDMENT TO AGREEMENT
     This Amendment is dated as of the 3rd day of November, 2008, by and between Superior Bancorp as successor to the Banc Corporation (the “Corporation”) and James Mailon Kent, Jr. (the “Participating Director”).
RECITALS:
     WHEREAS, the Corporation and the Participating Director entered into an Agreement dated as of January 1, 2006 (the “Agreement”); and
     WHEREAS, the parties desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement shall be amended as follows:
     1. Sections 4A, 4B, and 4C of Exhibit B of the Agreement shall be deleted and the following shall be substituted in lieu thereof:
     A. Each Participating Director shall take a Distribution of the Participating Director’s Account Balance at the end of the fifth Plan Year. However, a Participating Director may elect to defer Distribution(s) until the end of the tenth Plan Year by giving written notice to the Administrative Agent not later than the last business day of the fourth Plan Year; provided, however, that any such election shall not take effect until at least twelve months after the date such written notice of the election is provided to the Administrative Agent.
     B. Each Participating Director shall receive a Distribution of his Account Balance in a lump sum payment. However, a Participating Director may elect to receive Distribution of his Account Balance in either five or ten annual installments provided that the Participating Director gives written notice to the Administrative Agent of such election not later than the last business day of the fourth Plan Year; provided, however, that (i) any such election shall not take effect until at least twelve months after the date such written notice of the election is provided to the Administrative Agent and (ii) the Distribution(s) which such election relates shall be deferred for a period of five years from the date such Distribution would otherwise have been made absent the election.
     C. If a Participating Director dies at a time when such Participating Director has a positive Account Balance, the Corporation shall pay the amount of such Account Balance to such Participating Director’s beneficiary or estate in a lump sum within 90 days after the date of death.
     2. Section 7B of Exhibit B of the Agreement shall be deleted and the following shall be substituted in lieu thereof:
     B. The Board of Directors of the Corporation may terminate the Plan at any time; provided, however, that no such termination may reduce the amounts then credited to a Participating Director’s Account.

     3. Section 7C of the Agreement shall be deleted and not replaced.
     4. All of the other terms and provisions of the Agreement not herein amended shall remain in full force and effect.
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SUPERIOR BANCORP

By:	/s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer

/s/ James Mailon Kent, Jr.

James Mailon Kent, Jr.

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